Exhibit 10.24

ZBB Energy Corporation
Director Compensation Policy

Members of the Board of Directors (the “Board”) of ZBB Energy Corporation (the “Company”) who are not officers or employees of the Company or any subsidiary of the Company (“non-employee directors”) shall be paid the following amounts in consideration for their services on the Board:

(i)	An annual retainer in the amount of $72,000, to be awarded in accordance with clause (iv) below.

(ii)
In addition, an annual Chairman’s retainer in the following amounts, payable in cash quarterly in arrears: $30,000 for the Chairman of the Board; $12,000 for the Chairman of the Audit Committee and for the Chairman of the Compensation Committee; and $8,000 for the Chairman of the Nominating and Governance Committee.

(iii)
In addition, an annual committee membership fee in the amount of $6,000 for each committee of the Board on which the non-employee director serves, payable in cash quarterly in arrears, provided the non-employee director remains in continuous service with the Board through each applicable payment date.

(iv)
The annual retainer for a non-employee director for a year will be awarded as of the date of the annual meeting of shareholders of the Company (the “Annual Meeting”) in the form of restricted stock units (“RSUs”) under the Company’s 2012 Non-Employee Director Equity Compensation Plan (or any successor plan thereto) (the “Stock Plan”).   The RSUs will have the following terms and conditions: (A) the number of RSUs will be determined by dividing the dollar amount of the award by the closing price of the Company’s common stock on the first business day preceding the Annual Meeting, rounded up to the next whole share; (B) 25% of the RSUs will vest on the date of grant, and the remaining RSUs will vest 25% each on March 31, June 30 and September 30 following the Annual Meeting, provided the non-employee director remains in continuous service with the Board through the applicable vesting date; (C) the RSUs will vest earlier in the event of a “Change in Control” of the Company (as defined in the Stock Plan); (D) except in the case of Mr. Birnbaum’s RSUs, vested RSUs will be payable upon the earlier of (x) the date that is six months after the non-employee director “separates from service” with the Board (within the meaning of Section 409A of the Internal Revenue Code) or (y) the date of a Change in Control (provided that the Change in Control is a permissible “change in control” payment event within the meaning of Section 409A of the Internal Revenue Code); (E) Mr. Birnbaum’s vested RSUs will be payable on vesting; (F) vested RSUs will be payable in the form of one share of common stock of the Company for each vested RSU then payable; and (G) the RSUs will otherwise be subject to the terms of the Stock Plan and will be evidenced by an appropriate RSU award agreement.

An employee of the Company who serves as a director receives no additional compensation for such service.

Adopted November 6, 2013